Exhibit 10.1

SUMMARY OF OFFICER COMPENSATION ARRANGEMENTS

The following table sets forth the revised salary and bonus arrangements of certain “named executive officers,” as defined in Item 402 of Regulation S-K, of Digirad Corporation (the “Company”) for 2005.  The named executive officers of the Company listed below are also eligible to receive option grants under the Company’s 2004 Stock Incentive Plan, at the discretion of, and on the terms approved by, the board of directors.  The determination of who constitutes a named executive officer is being made as of March 14, 2005 and may subsequently change, depending on the amount of cash bonuses awarded by the board of directors to the Company’s officers with respect to services performed during the fiscal year.

		2005 Compensation
Executive Officer	Position	Salary (1)	Bonus
David M. Sheehan	President and Chief Executive Officer	$300,000	(2)
Vera P. Pardee	Vice President, General Counsel and Secretary	230,000	(2)
Todd P. Clyde	Chief Financial Officer	225,000	(2)
Herbert J. Bellucci	Senior Vice President of Operations	188,000	(2)

(1)          Salaries effective as of April 1, 2005.

(2)          The aggregate bonus amount payable to the Company’s executive officers eligible to receive such bonuses (the “Aggregate Bonus Amount”) in 2005 is equal to (i) 1.667% of each dollar of the Company’s revenue over $68.0 million plus (ii) 5% of each dollar of the Company’s net income if total net income is above $1.0 million.  In the event, however, that certain minimum revenue and net income thresholds are not met, no bonuses will be paid.  Each executive officer eligible to receive bonuses will be entitled to receive that portion of the Aggregate Bonus Amount which is equal to the quotient obtained by dividing (i) such executive officer’s base salary by (ii) the sum of all base salaries for the Company’s executive officers eligible to receive bonuses.  The Company’s Chief Executive Officer will be entitled to receive an increasingly greater bonus as the Company’s revenues grow to certain thresholds over $86.0 million.  The bonus amounts payable to each of the Company’s executive officers may be reduced in the event that the individual goals for each such executive officer are not achieved.  The bonus amounts will be accrued quarterly and paid following the completion of the Company’s 2005 audit.